UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 30, 2008

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 30, 2008, the Board of Directors of MAIR Holdings, Inc. (the “Company”) approved an initial liquidating distribution to its shareholders of a minimum of $3.00 per share, or $45.2 million in the aggregate.  The initial liquidating distribution will be paid in cash on or about August 22, 2008 to shareholders of record as of July 7, 2008, subject to the surrender of stock certificates.  On the distribution date, the Company will cause to be mailed to each shareholder of record instructions on the procedures for surrendering stock certificates in order to receive payment.  Following an assumed $3.00 per share initial distribution, the Company will have approximately $22.4 million in cash and assets.  Of this amount, the Company will reserve funds for liquidation expenses, ongoing litigation, remaining Securities and Exchange Commission reporting requirements and other contingencies.  The Company will make an additional liquidating distribution to its shareholders at such time as the Board deems appropriate.

In connection with the dissolution of the Company, effective immediately, the Company will no longer maintain offices.  The Company has terminated its fax services and intends to shut down its website.  From this point forward, all communications with the Company should be in writing to the following address:  MAIR Holdings, Inc., 6600 France Avenue South, Suite 620, Edina, MN  55435.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel